Exhibit (h)(18)

SUB-ADVISER EXPENSE LIMITATION AGREEMENT

AGREEMENT effective as of October 27th, 2021, by and between AdvisorShares Investments, LLC (the “Adviser”) and CSM Advisers, LLC (the “Sub-Adviser”), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a “Fund” and, collectively, the “Funds”).

WHEREAS, pursuant to an investment sub-advisory agreement between the parties, the Sub-Adviser has been retained by the Adviser to provide investment sub-advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto; and

WHEREAS, the Adviser and the Sub-Adviser have determined that it is appropriate for the Sub-Adviser to maintain the expense ratio at the Maximum Annual Operating Expense Limit for MENV;

NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses (including litigation) not incurred in the ordinary course of such Fund’s business, and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”)) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall, only in the case of the MENV Fund, be the liability of the Sub-Adviser.

1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. That Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.

1.3. Method of Computation. To determine the Sub-Adviser’s liability with respect to the Excess Amount for MENV, each month the Fund Operating Expenses for the MENV Fund shall be annualized as of the last day of the month. If that Fund’s annualized Fund Operating Expenses for any month exceed the Maximum Annual Operating Expense Limit of such Fund, the Sub-Adviser shall first waive or reduce its investment sub-advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment sub-advisory fee for any such month is insufficient to pay the Excess Amount, the Sub-Adviser shall also remit to the MENV Fund an amount that, together with the waived or reduced investment sub-advisory fee, is sufficient to pay such Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Adviser with respect to the previous fiscal year for the MENV Fund shall equal the Excess Amount.

2. Recoupment of Fee Waivers and Expense Reimbursements.

2.1. Recoupment. If (i) an investment sub-advisory agreement between the parties is in effect and (ii) the estimated aggregate Fund Operating Expenses of the MENV Fund for the fiscal year are less than the lower of the currently effective Maximum Annual Operating Expense Limit or the Maximum Annual Operating Expense Limit that was in effect at the time of the specific fee waiver and/or expense reimbursement, the Sub-Adviser may be entitled to recoupment by the Adviser, in whole or in part as provided below, of the investment sub-advisory fees waived and expenses reimbursed by the Sub-Adviser to the Adviser pursuant to Section 1 hereof. The total amount of recoupment to which the Sub-Adviser may be entitled (“Recoupment Amount”) shall equal, at any time, the sum of all investment sub-advisory fees previously waived by the Sub-Adviser with respect to the MENV Fund and all other expense reimbursements remitted by the Sub-Adviser to the Adviser, pursuant to Section 1 hereof, during the immediately preceding three (3) year period (which period begins, with respect to any waived fee and/or reimbursed expense, on the date on which the Sub-Adviser made the payment), less any recoupment previously paid by the Adviser to the Sub-Adviser, pursuant to this Section 2, with respect to such waivers and reimbursements for the MENV Fund; but in no event will the Recoupment Amount exceed the recoupment amount paid to the Adviser under the expense limitation agreement between the Adviser and the Trust with respect to the relevant Fund. The Recoupment Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Recoupment Amount.

2.2. Method of Computation. To determine the MENV Fund’s accrual, if any, of the Sub-Adviser’s Recoupment Amount, each month the Fund Operating Expenses of such Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the lower of the Fund’s currently effective Maximum Annual Operating Expense Limit or the Maximum Annual Operating Expense Limit of such Fund that was in effect at the time of the fee waiver and/or expense reimbursement, the Adviser shall pay the Sub-Adviser a sufficient amount to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than any applicable Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Sub-Adviser will in no event exceed the total Recoupment Amount.

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2.3. Payment and Year-End Adjustment. A Recoupment Amount accrued pursuant to this Agreement shall be payable to the Sub-Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the MENV Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed any applicable Maximum Annual Operating Expense Limit.

3. Term and Termination of Agreement.

This Agreement shall continue in effect with respect to each Fund until October 31 following the first year anniversary of the effective date of the MENV Fund’s registration statement and shall thereafter continue in effect from year to year for successive one-year periods for at least three years, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Adviser for any reason and at any time; and

(ii) by the Sub-Adviser, for any reason, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business, such termination to be effective as of the close of business on the last day of the then-effective term.

If for any reason Sub-Adviser is no longer serving as Sub-Adviser to the MENV Fund, no further liability shall accrue to Sub-Adviser under this Agreement beyond such date, although Sub-Adviser will remain liable for amounts, if any, owed to Adviser under this Agreement for periods prior to such termination.

4. Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory or sub-advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the currently effective investment sub-advisory agreement between the parties or the 1940 Act, shall have the same meaning as and be resolved by reference to such investment sub-advisory agreement or the 1940 Act.

4.3. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ADVISORSHARES INVESTMENTS, LLC

/s/ Dan Ahrens

Dan Ahrens

Managing Director/COO

CSM Advisors, LLC

/s/ Mark Gensheimer

Name: Mark Gensheimer

Title: President

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SCHEDULE A

to the

SUB-ADVISER EXPENSE LIMITATION AGREEMENT

DATED October 27, 2021

between

ADVISORSHARES INVESTMENTS, LLC

and

CSM ADVISORS, LLC

Maximum Annual Operating Expense Limit (Sub-Adviser’s Responsibility for Excess)

Fund	Maximum Annual Operating Expense Limit
AdvisorShares North Square McKee ESG Core Bond ETF (Ticker MENV)	0.47%

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